Exhibit 99.1

BIOAMBER INC. ANNOUNCES PRICING OF US$10 MILLION UNDERWRITTEN PUBLIC OFFERING

Montreal, Canada, February 6, 2018. BioAmber Inc. (NYSE: BIOA; TSX: BIOA) (“BioAmber” or the “Company”) announced today that it has priced an underwritten public offering of an aggregate of 40 million Series A units (or equivalent Series B Units), with each Series A unit consisting of one share of common stock, one Series A warrant to purchase one share of common stock and one Series B warrant to purchase one share of common stock, and each Series B unit consisting of one pre-funded warrant to purchase one share of common stock, one Series A warrant to purchase one share of common stock and one Series B warrant to purchase one share of common stock, at a price to the public of US$0.25 per Series A unit and US$0.24 per Series B unit.

The Series A warrants have an exercise price of US$0.25 and a term of six (6) months, exercisable upon the date of issuance. The Series B warrants have an exercise price of US$0.25 and a term of five (5) years, exercisable upon the date of issuance. The pre-funded warrants have an exercise price of US$0.25 per share, which will be pre-paid upon issuance, except for a nominal exercise price of US$0.01 per share and, consequently, no additional payment or other consideration (other than the nominal exercise price of US$0.01 per share) will be required to be delivered to the Company by the holder upon exercise of the pre-funded warrants. The pre-funded warrants will be exercisable upon the date of issuance until exercised in full. The shares of common stock and the warrants will be immediately separable and will be issued separately.

The aggregate gross proceeds to the Company (assuming no exercise of the warrants) are approximately US$10 million, before deducting underwriting discounts and commissions and estimated offering expenses.

H.C. Wainwright & Co. is acting as the sole book-running manager in connection with this offering.

The closing of the offering is expected to occur on or about February 8, 2018, and is subject to customary closing conditions including, but not limited to, the receipt of all necessary approvals including the approval of the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”). The Company intends to use the net proceeds of the offering for working capital and general corporate purposes.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities described above are being offered by the Company pursuant to a “shelf” registration statement (File No. 333-215408) previously filed with the Securities and Exchange Commission (the “SEC”) on January 3, 2017 and declared effective by the SEC on January 12, 2017.

The offering may be made only by means of a prospectus supplement and the accompanying prospectus. A preliminary prospectus supplement and an additional preliminary prospectus supplement and the accompanying prospectus related to the offering were filed with the SEC. A final prospectus supplement and the accompanying prospectus will be filed with the SEC and once filed, copies can be obtained by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, NY 10022, by telephone 646-975-6996 or by email at placements@hcwco.com or at the SEC’s website at http://www.sec.gov.

The Company has applied to list the common stock to be issued pursuant to the offering and the common stock issuable upon exercise of the warrants on the NYSE and the TSX. For the purposes of TSX approval, the Company intends to rely on the exemption set forth in Section 602.1 of the TSX Company Manual, which provides that the TSX will not apply its standards to certain transactions involving eligible interlisted issuers.

About BioAmber

BioAmber (NYSE: BIOA; TSX: BIOA) is a renewable materials company. Its innovative technology platform combines biotechnology and catalysis to convert renewable feedstock into building block materials that are used in a wide variety of everyday products including plastics, paints, textiles, food additives and personal care products. For more information visit www.bio-amber.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about BioAmber, including but not limited to statements with respect to BioAmber’s plans to consummate its proposed underwritten offering of common stock and warrants. BioAmber may use words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” “plan,” “projected” or the negative of such words or other similar words or phrases to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether or not BioAmber will be able to generate sufficient cash flows and obtain the additional financing necessary to continue as a going concern and to grow its business, develop its products and respond to competitive pressures, the impact of the termination of BioAmber’s joint venture with Mitsui & Co. Ltd. on its ability to maintain and expand its operations at its Sarnia, Ontario facility, market and other conditions, the satisfaction of customary closing conditions related to the underwritten offering of common stock and warrants, our ability to maintain the listing of our common stock on the NYSE, BioAmber’s business and financial condition, and the impact of general economic, industry or political conditions in the United States or internationally. For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber’s public filings with the SEC, including the risks discussed under the heading “Item 1.A Risk Factors” in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, and under the heading “Risk Factors” of the prospectus supplement for this offering. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and BioAmber undertakes no obligation to update such statements as a result of new information.

BioAmber Investor Contact

Roy McDowall

Sr. VP Communication & Strategy

514-844-8000 Ext. 260

roy.mcdowall@bio-amber.com

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